Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$750,000,000

2.95% First and Refunding Mortgage Bonds,

Series 2021A, Due 2051

SUMMARY OF TERMS

Security:	2.95% First and Refunding Mortgage Bonds, Series 2021A, Due 2051 (the “Series 2021A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$750,000,000

Expected Ratings of Securities*:	A3/ A- / BBB+ (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	January 5, 2021

Settlement Date**:	January 8, 2021 (T + 3)

Maturity:	February 1, 2051

Benchmark US Treasury:	1.375% due August 15, 2050

Benchmark US Treasury Price:	92-04+

Benchmark US Treasury Yield:	1.715%

Spread to Benchmark US Treasury:	T + 127 bps

Reoffer Yield:	2.985%

Coupon:	2.95%

Coupon Payment Dates:	February 1 and August 1

First Coupon Payment Date:	August 1, 2021

Public Offering Price:	99.307%

Optional Redemption:

Callable at any time prior to August 1, 2050, in whole or in part, at a “make-whole” premium of 20 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after August 1, 2050, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400GY3 / US842400GY39

Joint Book-Running Managers:	MUFG Securities Americas Inc. (“MUFG”) PNC Capital Markets LLC (“PNC”) SMBC Nikko Securities America, Inc. (“SMBC Nikko”) Wells Fargo Securities, LLC (“Wells Fargo”)

Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2021A Bonds on the Trade Date will be required, by virtue of the fact that the Series 2021A Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG at 1-877-649-6848, PNC at 1-855-881-0697, SMBC Nikko at 1-888-868-6856 (toll free) or Wells Fargo at 1-800-645-3751.